Filed pursuant to Rule 433
Registration Statements Nos. 333-183618 and 333-183618-01
Relating to Preliminary Prospectus Supplement dated
March 10, 2014

Floating Rate Global Notes due 2020

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Currency:	U.S. Dollars
Principal Amount:	U.S.$500,000,000
Maturity:	March 17, 2020
Interest Rate Basis:	Three-month U.S. dollar LIBOR
Coupon Rate:	Three-month U.S. dollar LIBOR plus 2.880%
Initial Interest Rate:	Three-month U.S. dollar LIBOR, determined as of two LIBOR business days prior to the settlement date, plus 2.880%
Day Count:	Actual/360
Interest Reset Period:

The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Reset Period will begin, and include, March 17, 2014, and will end on, but not include, the first Interest Payment Date.

Interest Determination Dates:	Second LIBOR business day preceding the applicable interest reset date
Interest Reset Dates:

The Interest Reset Date for each Interest Reset Period other than the first Interest Reset Period will be the first day of such Interest Reset Period, subject to the day count convention (as set out in the prospectus supplement)

Interest Payment Dates:	March 17, June 17, September 17 and December 17

First Interest Payment Date:	June 17, 2014
Gross Proceeds:	U.S.$500,000,000
Issue Price:	100.000%
Pricing Date:	March 10, 2014
Settlement Date:	March 17, 2014 (T+5)
Listing:	PGF intends to apply to have the notes approved for listing on the New York Stock Exchange
Calculation Agent:	The Bank of New York Mellon
Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof
CUSIP:	71647 NAL3
ISIN:	US71647NAL38
Joint Bookrunners:	Bank of China (Hong Kong) Limited BB Securities Ltd. Banco Bradesco BBI S.A. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC
Co-Managers:	Banca IMI S.p.A. Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Bank of China (Hong Kong) Limited at 852-2530 1901, BB Securities Ltd. collect at 44-20-7367-5800, Banco Bradesco BBI S.A. at 1-212-888-9142, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533.